Exhibit 99

Heritage Financial Group Reports Year-End 2007 Results

Board of Directors Increases Quarterly Cash Dividend 17% to $0.07 Per Share

ALBANY, Ga.--(BUSINESS WIRE)--Heritage Financial Group (NASDAQ:HBOS), the mid-tier holding company for HeritageBank of the South, today announced financial results for the fourth quarter and year ended December 31, 2007. Actions to address risk in its loan portfolio and reposition its balance sheet for declining interest rates temporarily interrupted earnings growth in the fourth quarter. However, net income for the year increased significantly as the Company continued to report solid loan and deposit growth throughout 2007.

Separately, Heritage Financial Group announced that its Board of Directors has increased the Company's cash dividend 17% to $0.07 per share from the previous level of $0.06 per share, the second consecutive year in which a dividend increase has occurred. The dividend will be paid on February 15, 2008, to stockholders of record as of February 1, 2008. Heritage, MHC, which holds 7,868,875 shares or approximately 73% of the Company's total outstanding stock, will waive receipt of the dividend on its shares.

Net income for the fourth quarter of 2007 was $490,000 or $0.05 per diluted share compared with $861,000 or $0.08 per diluted share in the fourth quarter last year. For 2007, net income increased to $2,921,000 or $0.28 per diluted share versus $2,354,000 or $0.22 per diluted share in 2006.

Two items in particular affected the Company's fourth quarter results. First, the Company increased the provision for loan losses in the fourth quarter versus the year-earlier quarter, largely to replenish the allowance for loan losses following a partial charge-off related to a previously recognized non-performing loan. Second, the Company liquidated certain lower-yielding securities in its portfolio during the quarter to improve the yield on its investment portfolio going forward.

In the third quarter of 2007, Heritage Financial Group recorded two items of an unusual nature that affected the year-to-year comparability of the Company's financial performance. First, the Company recorded charges to noninterest expense of approximately $1,435,000 related to the acceleration of vesting under two retirement plans for certain directors and senior officers, which will reduce future expense under these plans. Second, the Company recognized an income tax benefit of $1,060,000, resulting from the elimination of a tax-related contingent liability established in 2001, when the Company became a taxable entity. See reconciliation of net income and earnings per share to adjusted net income and adjusted earnings per share – both non-GAAP measures – at the end of this release.

Commenting on the Company's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "From an operational standpoint, 2007 was a much improved year for our company as we posted a 10% increase in our loan portfolio and grew our deposit base 11%. Noninterest income also continued to expand significantly in 2007, aside from the impact of our sale of securities. Also, we were pleased that growth in noninterest expense moderated during the year, excluding the one-time impact of the charge to accelerate vesting under two retirement plans, as we continued to pursue greater efficiency in our back-office and branch operations. These improvements in our balance sheet and income statement underscore the success of our strategies to reach new customers and markets while controlling expenses and improving productivity. They also are especially encouraging considering the general pressures that are now affecting the banking industry. We are confident these same strategies will continue to drive solid performance for the Company in the future and help offset the expenses we will incur as we open new branches in Florida during the coming year."

Net interest income for the fourth quarter increased 3% to $3,686,000 from $3,579,000 in the same quarter last year. Net interest income for 2007 increased 2% to $14,535,000 from $14,232,000 in 2006.

Non-performing loans declined to $3,212,000 at the end of the fourth quarter, after peaking at $3,542,000 at the end of the third quarter of 2007. The recent increase in non-performing loans is due primarily to the reclassification of the Company's $2,800,000 participation in a construction loan in Florida originated from the Company's commercial lending operations in Albany. The fourth quarter decline in non-performing loans largely reflected the partial charge-off of $400,000 on this loan participation, on which the Bank expects to commence foreclosure proceedings later in 2008. At the end of the fourth quarter of 2006, non-performing loans stood at $258,000. As a percent of total loans outstanding, non-performing loans were 1.05% at the end of the fourth quarter of 2007, down from 1.19% at the end of the third quarter of 2007, but up from 0.21% for the year-earlier period. Net charge-offs to average outstanding loans, on an annualized basis, rose in the fourth quarter of 2007 because of the aforementioned charge-off.

Largely because of the impact of higher charge-offs in the fourth quarter, the Company increased its provision for loan losses in the quarter to $625,000. In the year-earlier quarter, the Company recorded no provision for loan losses. For the year, the Company's provision for loan losses totaled $1,178,000 versus $695,000 for 2006. At December 31, 2007, the allowance for loan losses totaled $4,416,000 or 1.45% of total loans outstanding compared with $4,076,000 or 1.46% of total loans outstanding at the end of 2006. Management pointed out that, despite the recent rise in non-performing loans, amounts for criticized and classified loans have remained relatively level, and noted that the Bank has relatively moderate exposure to construction and development loans. Considering management's conservative posture toward non-performing loans, the Company is cautiously optimistic that it has recognized the problems inherent in the Company's real estate loan portfolio. Management continues to assess the credit strength of borrowers, collateral values and other factors that affect the loan portfolio in light of rapidly changing market conditions.

Net interest income after provision for loan losses declined 14% to $3,061,000 for the fourth quarter of 2007 versus $3,579,000 in the year-earlier quarter. Net interest income after provision for loan losses declined 1% to $13,357,000 for 2007 versus $13,537,000 last year.

The Company's net interest margin was 3.67% in the fourth quarter, reflecting a decline of three basis points from 3.70% in the third quarter of 2007 and down 35 basis points from the fourth quarter last year. The decline underscored the continuation of a relatively flat yield curve and upward pressures on deposit rates. The Company's net interest margin for 2007 was 3.70%, down 55 basis points from last year. Management believes that margins will remain under pressure for the near future, given the declining-rate environment that now exists; however, much of the pressure in 2007 was attributable to management's efforts to bring the Company's deposit pricing in line with the market, so significant further pressures on funding costs are not expected. Also, the Company's actions in the fourth quarter to reposition its balance sheet for the current rate environment are expected to help mitigate future margin pressures.

Noninterest income for the fourth quarter of 2007 increased slightly to $1,537,000 from $1,534,000 in the same period last year. Growth in noninterest income was restrained by a loss on the sale of securities totaling $306,000 in the fourth quarter of 2007 versus a loss in the same quarter last year of $47,000. Mortgage origination fees also declined 39% to $66,000 from $108,000 in the year-earlier period. These declines were offset by higher service charges and transaction fees, along with increased brokerage fees. Even with a loss of $355,000 on the sale of securities in 2007, noninterest income for the year rose 19% to $6,690,000, from $5,609,000 for 2006.

Noninterest expense for the fourth quarter of 2007 declined slightly to $4,168,000 from $4,193,000 in the fourth quarter of 2006, primarily due to lower salaries and employee benefits as the Company continued to streamline and realign the Bank's back-office and branch operations to support future growth with greater efficiency. For 2007, noninterest expense rose 12% to $17,976,000 from $16,060,000 in 2006, largely reflecting third quarter expense of approximately $1,435,000 related to the acceleration of vesting under two retirement plans for certain directors and senior officers.

Annualized return on average stockholders' equity for the fourth quarter and year ended December 31, 2007, was 2.98% and 4.55%, respectively, versus 5.17% and 3.44%, respectively, for the comparable periods last year. Annualized return on average total assets for the fourth quarter and year ended December 31, 2007, was 0.43% and 0.66%, respectively, compared with 0.87% and 0.63%, respectively, for the same periods in 2006.

The Company's total assets increased 13% to $467,470,000 at December 31, 2007, from $413,330,000 at December 31, 2006. Gross loans increased 10% to $304,673,000 at December 31, 2007, from $276,776,000 at December 31, 2006. Deposits increased 11% to $330,629,000 at the end of 2007 from $299,189,000 at December 31, 2006. Total stockholders' equity increased 4% to $65,592,000 at December 31, 2007, from $62,809,000 as of December 31, 2006, reflecting both earnings growth and the normal vesting of shares in the Company's Employee Stock Ownership Plan. During the year, the Company repurchased 61,000 shares under its current 300,000-share stock repurchase program, approved in February 2007, at a cost of $816,000. The Company has remaining authorization under the program to repurchase up to 239,000 shares through February 2008.

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Southwest Georgia and North Central Florida through seven full-service banking offices. As of December 31, 2007, the Company reported total assets of approximately $467.5 million and total stockholders' equity of approximately $65.6 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

Heritage, MHC, a mutual holding company formed in 2002, holds approximately 73% of the shares of Heritage Financial Group. The remaining 27% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

HERITAGE FINANCIAL GROUP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Total interest income	$7,178	$6,217	$27,997	$22,608
Total interest expense	3,492	2,638	13,462	8,376
Net interest income	3,686	3,579	14,535	14,232
Provision for loan losses	625	--	1,178	695
Net interest income after provision for loan losses	3,061	3,579	13,357	13,537
Noninterest income	1,537	1,534	6,690	5,609
Noninterest expense	4,168	4,193	17,976	16,060
Income before income taxes	430	920	2,071	3,086
Income tax expense (benefit)	(60)	59	(850)	732
Net income	$490	$861	$2,921	$2,354
Basic earnings per share	$0.05	$0.08	$0.28	$0.22
Diluted earnings per share	$0.05	$0.08	$0.28	$0.22
Weighted average shares outstanding - basic	10,324	10,503	10,331	10,700
Weighted average shares outstanding - diluted	10,385	10,558	10,394	10,718
Dividends declared per share	$0.06	$0.05	$0.24	$0.20

			Dec. 31,	Dec. 31,
			2007	2006
Total assets			$467,470	$413,330
Cash and cash equivalents			8,954	9,781
Interest-bearing deposits in banks			380	2,154
Securities available for sale			107,867	84,572
Loans receivable			304,673	276,776
Allowance for loan losses			4,416	4,076
Total deposits			330,629	299,189
Federal Home Loan Bank advances			50,000	40,000
Stockholders' equity			65,592	62,809

Selected Consolidated Financial Ratios and Other Data (unaudited) for the fourth quarter and year ended December 31, 2007 and 2006, may be found at the Company's website under SEC Filings. Investors should refer to the Company's Form 10-K for the year ended December 31, 2007, for additional information and disclosures; the Form 10-K will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

HERITAGE FINANCIAL GROUP
Unaudited Reconciliation of Net Income to Adjusted Net Income
(In thousands, except per share amounts)

	Year Ended
	December 31,
	2007	2006
Net income	$2,921	$2,354
Charges to accelerate vesting on retirement plans, after tax	947	--
Reversal of contingent income tax liability	(1,060)	--
Adjusted net income	$2,808	$2,354

Diluted earnings per share	$0.28	$0.22
Charges to accelerate vesting on retirement plans, after tax	0.09	--
Reversal of contingent income tax liability	(0.10)	--
Adjusted earnings per diluted share	$0.27	$0.22

Net Income and Basic and Diluted Earnings Per Share are presented in accordance with Generally Accepted Accounting Principals (GAAP). Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share are non-GAAP financial measures. The Company believes that these non-GAAP measures aid in understanding and comparing current year results, which include unusual items, to those of the prior year. These non-GAAP measures should be viewed in addition to, and not as a substitute for, the Company's reported results.

CONTACT:
Heritage Financial Group
T. Heath Fountain
Senior Vice President and Chief Financial Officer
229-878-2055